EXHIBIT 99.1

                   MOVIE GALLERY TO ACQUIRE VHQ ENTERTAINMENT

       Acquisition Strengthens Movie Gallery's Presence in Western Canada

DOTHAN, Ala. and RED DEER, Alberta, March 3 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) and VHQ Entertainment, Inc. (TSX:
VHQ) today announced that the companies have entered into a definitive agreement under which Movie Gallery's wholly owned subsidiary, Movie Gallery Canada, Inc., will initiate a take-over bid to acquire all outstanding shares of common stock of VHQ at an offer price of C$1.15 per share. Movie Gallery intends to commence a take-over bid subject to the satisfaction of certain conditions.

The offer price provides a 53 percent premium over the 60 day weighted average trading price of VHQ's common stock through March 1, 2005. Total consideration for the transaction is approximately C$20.4 million (US$16.5 million), including C$17.5 million in equity and C$2.9 million in assumed debt. The transaction is expected to be accretive to Movie Gallery's cash flow and earnings per share within its first year.

Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery, said, "VHQ will enhance our already strong presence in Canada, where we have more than 200 stores, and complement our existing portfolio of nearly 2,500 stores across North America. In addition, VHQ's online subscription offering in Canada has been very well received, and we will consider ways to leverage that infrastructure for continued growth in Canada. We anticipate that the addition of VHQ will enhance value for our shareholders, create new opportunities for employees of both companies and improve service and selection for our customers.

"Consistent with our track record of successful acquisitions, we anticipate a seamless transition and look forward to realizing the many strategic and financial benefits this transaction offers," Mr. Malugen concluded.

VHQ Entertainment had revenue over the last twelve months of approximately C$32.0 million. It owns and operates 61 video rental stores in secondary and suburban markets in Alberta, Saskatchewan and the Northwest Territories.

Trevor Hillman, CEO and President of VHQ, said, "Our Board of Directors, management team and I believe this offer reflects a fair value for the Company and we urge all VHQ shareholders to tender their shares. We are very proud of our people and our Company's accomplishments and believe that Movie Gallery is the perfect partner to build on this success."

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Movie Gallery expects to fund the acquisition with cash from operations and an existing credit facility.

The transaction is conditioned upon, among other matters, a minimum of two thirds of VHQ's outstanding shares being tendered into the offer and the obtaining of certain third party consents. Shareholders of VHQ representing approximately 50 percent of the outstanding shares have committed to tender their shares into the Movie Gallery offer. In addition, the Boards of Directors of both Movie Gallery and VHQ are unanimous in their support of the transaction.

The transaction is subject to customary regulatory approvals, including receipt of notice from the Minister of Culture that the acquisition provides a net benefit to Canada, consistent with the conditions of the Investments Canada Act. The transaction is expected to close during the second quarter of 2005.

About Movie Gallery

Movie Gallery, Inc. is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores. As of December 31, 2004, Movie Gallery owned and operated 2,482 stores located primarily in the rural and secondary markets throughout North America, including over 200 stores in Canada. Since the company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

About VHQ Entertainment

The Company operates 61 corporately owned retail stores in secondary and suburban markets in Alberta, Saskatchewan and NWT. In addition, VHQ Entertainment, Inc. is the first major Canadian retailer to offer flat fee, direct to home movie delivery service, facilitated via www.VHQonline.ca , an internet site where customers across Canada can order rental DVDs that are delivered direct to home via Canada Post. With access to over a quarter of a million DVDs, VHQ Online has, by far, the largest inventory of all Canadian online rental sites.

Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

     Contacts:    Thomas D. Johnson
                  Movie Gallery, Inc.
                  (334) 702-2400

                  Trevor Hillman
                  VHQ Entertainment, Inc.
                  (403) 346-8119

                  Media
                  Andrew B. Siegel
                  Joele Frank, Wilkinson Brimmer Katcher
                  (212) 355-4449 ext. 127

SOURCE  Movie Gallery, Inc.
       -0-                             03/03/2005
       /CONTACT: Thomas D. Johnson of Movie Gallery, Inc., +1-334-702-2400; or Trevor Hillman of VHQ Entertainment, Inc., +1-403-346-8119; or Media, Andrew
B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127/ /Web site: http://www.moviegallery.com/
       (MOVI)